The Bear Stearns Companies Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

Contacts:	Elizabeth Ventura	(212) 272-9251
Russell Sherman	(212) 272-5219

BEAR STEARNS PROVIDES UPDATE ON BSAM STRUCTURED CREDIT STRATEGIES FUNDS

NEW YORK, NY – June 26, 2007 – The Bear Stearns Companies Inc. (NYSE: BSC) announced the updated status of the secured financing it had offered to provide the High-Grade Structured Credit Fund (High-Grade Fund), a hedge fund managed by Bear Stearns Asset Management (BSAM). On June 22, 2007 Bear Stearns announced it had offered to provide a secured financing facility to the High-Grade Fund of up to $3.2 billion. Due to additional asset sales the actual amount of the facility being provided by Bear Stearns to the High-Grade Fund is approximately $1.6 billion.

BSAM continues to work with the creditors and counterparties of the High-Grade Structured Credit Enhanced Leverage Fund (Enhanced Fund) to facilitate an orderly de-leveraging of the fund in the marketplace. Remaining outstanding repo balances in this fund are approximately $1.2 billion. Bear Stearns is not providing any financing to this fund.

“The market situation surrounding these funds is stabilizing and the sales that have taken place have been orderly,” said Rich Marin, Chief Executive Officer of BSAM. “We have brought in additional resources with expertise in these asset classes to facilitate the orderly de-leveraging process.”

“By providing this secured financing facility we believe we have helped stabilize and reduce uncertainty in the marketplace. We believe the repurchase agreements are adequately collateralized and we do not expect any material adverse effect on our business as a result of providing this secured financing,” said James E. Cayne, chairman and chief executive officer of The Bear Stearns Companies Inc. “The sub-prime mortgage market has been challenging for a number of months. Over this time period Bear Stearns’ core trading and capital markets businesses have managed this risk well. We see no material change in our risk profile or counterparty exposure as a result of the reaction in the marketplace regarding the situation surrounding these hedge funds. We will continue to adjust and respond to changing market conditions as appropriate and as we have throughout our 84 year history.”

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company’s future results, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Management” in the company’s 2006 Annual Report to Stockholders and similar sections of the company’s quarterly reports on Form 10-Q which have been filed with the Securities and Exchange Commission.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company’s core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 15,000 employees worldwide. For additional information about Bear Stearns, please visit the firm’s web site at www.bearstearns.com.